EXHIBIT 10.13

FLUKE CORPORATION
SUPPLEMENTAL RETIREMENT INCOME AND PRE-RETIREMENT DEATH BENEFIT PLAN


THIS AGREEMENT is entered into between Fluke Corporation, a Washington corporation (the Company), and each individual listed in the attached Appendix A (the Participants), as amended from time to time pursuant to
Article IV.

WITNESSETH:

WHEREAS, the Participants are valued employees of the Company, and it is the desire of the Company to continue the employment of each of the Participants because of their respective experience, reputation and contacts in the industry, and knowledge of the affairs of the Company; and

WHEREAS, the Company wants the Participants to concentrate their efforts on the development and growth of the Company and to provide the financial security of a competitive level of retirement income; and

WHEREAS, the Company desires the Participants to remain in its service as consultants and wishes to receive the benefit of their knowledge, experience, reputation and contacts during their retirement; and

WHEREAS, the Company is desirous of the Participants retaining a friendly interest in the business of the Company and not entering into any business which might be competitive after retirement from active employment; and

WHEREAS, the Company, in consideration of each Participant's past and current service and such Participant's agreement to be available after retirement as a consultant, and not to enter into a competitive business, is willing to offer the respective Participants a Supplemental Retirement Income and Pre-Retirement Death Benefit Plan with disability and death benefits; and

WHEREAS, the Company and the Participants have previously entered into a Supplemental Retirement Income Plan dated November 14, 1991, and it is deemed in the best interests of the Company and the Participants to amend and restate said Agreement;

THEREFORE, effective June 22, 1994, the parties agree as follows:


ARTICLE I
Definitions

For purposes of this Agreement, the following words shall have the indicated meaning:

A. Plan - This Supplemental Retirement Income and Pre-Retirement Death Benefit Plan as amended and restated as of June 22, 1994.

B. Supplemental Retirement Income Fund - The aggregate of the annual allocations and allocated earnings set aside as a matter of record upon the books of the Company for purposes of this Plan and representing an unsecured contractual liability of the Company but not a particular asset or pool of assets.

C. Participant - An employee or former employee of the Company who has entered into this Agreement, as amended from time to time, and who has been credited with an allocated share of an annual allocation by the Company to the Supplemental Retirement Income Fund.

D. Participant/Beneficiary - A Participant who becomes entitled to a distribution of such Participant's allocated credits under this Plan due to retirement or inability to continue gainful employment by reason of sickness and disability.

E. Beneficiary - One to whom the distributions of allocated credits and/or life insurance proceeds pursuant to Article VI shall be paid in the event of the death of a Participant or Participant/Beneficiary.

F. Retirement Date - The last day of the month following the later of: the date the Participant reaches his 55th birthday or the date the
Participant retires from employment with the Company.

G.  Fiscal Year - The annual accounting period adopted by the Company.


ARTICLE II
Company Contributions

The Company agrees to establish a corporate liability for amounts credited under the Plan in a manner determined by the Board of Directors of the Company in its sole discretion, which will adequately provide for the accrual of Participant benefits at the times, in the amounts and subject to the conditions hereinafter set forth.


ARTICLE III
Covenants by Participants

Each Participant, individually and not jointly, agrees as follows:

A. During Active Employment. During the period of such Participant's active employment, to faithfully perform assigned duties to the best of such Participant's ability and in accordance with directions of the Company; and to devote to the performance of such duties full time and attention, and not become associated with or engage in or render service to any other business, except that such Participant may invest in and have an interest in a noncompeting business so long as it does not appreciably interfere with such Participant's active service with the Company.

B. Services During Retirement or Other Termination of Employment. During the period of a Participant's retirement, or after the termination of his employment with the Company for any reason, to render to the Company such services of an advisory or consultive nature as the Company may reasonably request so that the Company may continue to have the benefit of the Participant's experience and knowledge of the affairs of the Company and reputation and contacts in the industry. The Participant shall be available for advice and counsel to the Company at all reasonable times by telephone, letter or in person; provided, however, a failure to render such service or to give such service or counsel by reason of illness or other incapacity shall not affect the Participant's right to receive supplemental retirement income hereunder during any such period.

C. Noncompetition and Investment During Retirement. During the period of a Participant's retirement or after the termination of employment with the Company for any reason, not to become associated with or engage in or render any service to any other business competitive to the business of the Company for a period of three (3) years without the prior written approval of the Company's Board of Directors; provided, however, that this shall not prohibit the Participant from purchasing stock or other securities of any corporation and, provided further, that the Participant shall not be prohibited hereunder from making any investment in a noncompeting business or from becoming a director of any corporation conducting a noncompeting business.


ARTICLE IV
Eligible Employees

A. Current Eligible Employees. The current eligible employees shall be the Participants listed in Appendix A.

B. Additional Eligible Employees. Additional employees may be approved from time to time by the Board of Directors of the Company for eligibility hereunder as Participants, provided that the Company and each employee thereafter execute a copy of an agreement to participate in this Plan. Such additional Participants shall have no interest in allocations already credited hereunder to other Participants.

C. Removal from List of Eligible Employees. Any present or future Participant may be removed from the list of employees eligible for participation in this Plan at any time at the sole discretion of the Board of Directors of the Company, subject to a Participant's right to allocated amounts already credited or accrued at the time of such removal.


ARTICLE V
Allocation of Contribution

A. Record Keeping. The Company shall maintain a separate record to which it shall credit each Participant's annual allocation and allocated earnings thereon, as defined below, adding the same to the individual Participant's previously allocated and credited account. At least once each fiscal year the Company shall furnish each Participant with a statement of such Participant's current account balance.

B.  Participant Allocations.

  1. Each Participant's account balance is the aggregate sum of all contributions credited to such Participant's account which have been authorized by the Board of Directors in their sole discretion and all allocated earnings thereon.

  2. With the fiscal year beginning April 30, 1994, the amount credited annually on the last day of the fiscal year to each Participant's account shall be:

    a) the lesser of twenty-one percent (21 percent) of the Participant's base salary on November 1 of such fiscal year, or the annual contribution limitation amount pursuant to Article VII, section D of the Plan, and

    b) the allocated earnings on the Participant's aggregate account balance during such fiscal year which shall be computed using an assumed interest rate of 1 percent over the average three-month Treasury bill rate for the fiscal year.

  3. The amount credited to a Participant's account for the fiscal year during which the Participant retires shall be prorated based upon the number of days of participation during the fiscal year.

  4.  Once a Participant becomes entitled under the provisions of
Article VII hereof to distribution of the credits allocated to such Participant under the provisions of this Article V, such Participant shall no longer be entitled to annual allocations for future years, but as a Participant/Beneficiary shall be entitled to the allocated earnings defined in 2 b) above.

  5. For those Participants who retire prior to the end of fiscal 1999, a calculation of the present value of the Company's pension benefit will be made as if the maximum amount of annual compensation which could be taken into account in the computation of pension benefits is $235,840, the maximum level prior to the enactment of the Revenue Reconciliation Act of 1993. Any difference between the present value of the actual pension benefit to be paid and the present value of the pension benefit using the $235,840 limit (the equalization amount) will be accrued as an additional allocation to the Participant's account in such Participant's year of retirement. The Company has increased by 1 percent the annual allocation to each Participant's account beginning in fiscal 1995. This additional 1 percent allocation will be deducted from any equalization amount paid to a Participant pursuant to this paragraph.

  6. The foregoing allocations may be modified for future years at any time at the sole discretion of the Board of Directors of the Company to meet corporate objectives.


ARTICLE VI
Split-Dollar Provisions

A.  Life Insurance Policy.

  1. In furtherance of the purposes of this Plan to provide pre-retirement death benefits, life insurance (the Policy) has been applied for on the lives of Participants listed in Appendix A (the Insured Participant) from one or more insurance companies (the Insurer). The Participants agree to cooperate in the application for such Policies and agree that the Company shall have an insurable interest in each Participant or Participant/Beneficiary. Appendix B lists the basic particulars of the Policies issued in connection with the Split-Dollar Provisions of this Plan.

  2. These Split-Dollar Provisions are effective as to a particular Policy upon execution, or upon issuance and acceptance of such Policy, whichever is later.

B.  Ownership Rights and Duties under the Policy.

  1. The Company shall be the owner of all rights and incidents of ownership in the Policy. The Insured Participant's only right shall be to designate to the Company the beneficiary of Part Two of the proceeds of such Policy, as defined in section F below.

  2.  The Company shall be responsible for safeguarding the Policy.

  3. The Company shall execute and promptly deliver any appropriate documents, including the Policy, as required by the Insurer. The Company agrees to designate the beneficiary of Part Two of such Policy in accordance with the written direction of the Insured Participant.

C. Policy Loans and Withdrawals. The Company shall have all rights of ownership of Policy cash values, including, but not limited to, the right to obtain loans secured by the Policy as well as withdrawals. The amount of any withdrawals or loans, together with the unpaid interest thereon, shall at no time exceed that amount that the Company would be entitled to as determined by section F of this Article VI. The interest due on any Policy loans shall be a debt of the Company owed to the Insurer. The Insured Participant shall have no rights or interests in Policy cash values or in any part of the Company's interests in the Policy. All Policy interests owned by the Company through these Split-Dollar Provisions shall be subject to the claims of the Company's general creditors and shall in no way be viewed as security or an asset from which the Company is required to meet its obligations to the Insured Participant.

D. Payment of Premiums. All premiums due on the Policy shall be paid by the Company.

E. Payment of Proceeds. On the Insured Participant's death, the Company shall receive Part One of the Policy, and such party or parties as designated by the Insured Participant in writing pursuant to Article VII, section C.2. shall be the beneficiary of Part Two of the Policy. The fiduciary designation and claims procedure is attached as Appendix C.

F.  Definitions.

  1. Part One is an amount payable to the Company equal to the cash value of the Policy, plus any proceeds in excess of the Part Two amount defined below.

  2. Part Two is an amount equal to the insurance proceeds in excess of the cash value of the Policy, with a maximum of three times the current base salary of the Insured Participant.

G. Termination of Split-Dollar Provisions. The Split-Dollar Provisions of this Plan shall terminate immediately as to an Insured Participant for any of the following reasons:

  1.  Performance of its terms, following the death of the Insured
Participant;

  2.  Reaching the Insured Participant's Retirement Date;

  3. Termination of the Insured Participant's employment with the Company for reasons other than death or disability;

  4.  The Company's delivery of written notice to the Insured
Participant of its decision to terminate such Split-Dollar Provisions by amendment of this Plan.

H.  Repayment for Reasons Other than Death.

  1. In all instances of termination of the Policy other than death, the Company shall certify as required by the Insurer that such repayment shall release the Insurer from any liability to the Company.

  2. Such repayment to the Company of the amounts owed it shall be made from the total cash values of the Policy. All parties shall execute the documents necessary to facilitate such use of the total cash values.

I.  Liability of Insurer.

  1. The Insurer is not a party to the Split-Dollar Provisions of the Plan. With respect to any Policy issued pursuant to the Split-Dollar Provisions of the Plan, the Insured shall have no liability except as set forth in the Policy. Such Insurer shall not be bound to inquire into or take notice of any of the terms of this Plan or as to the application of the proceeds of such Policies.

  2. The Insured shall be discharged from all liability by making payments of the proceeds of the Policy as directed by the Company and in permitting rights and privileges under a Policy to be exercised pursuant to the provisions of the Policy.


ARTICLE VII
Distribution of Allocated Credit

A.  Conditions

  1. Attainment of Retirement Date, Termination of Employment or Disability. Except as provided in section C.5. of this Article VII, no amounts credited to a Participant shall be distributed to such Participant or to any other person or entity on such Participant's behalf or as designated by such Participant to receive the same unless the Participant shall have reached the Retirement Date and ceased employment with the Company, died, or become disabled, as herein provided.

  2. Forfeitures. The balance in the Participant's account shall be forfeited and, if applicable, any distribution or continued distribution of a Participant's or Participant/Beneficiary's account shall stop if the Participant or Participant/Beneficiary shall:

    a) engage in a business within the three-year covenant period (described in Article III, section C hereof) which, in the opinion of the Board of Directors of the Company, competes with the Company;

    b) be terminated by the Company for violation of any corporate policies to which such Participant is subject;

    c) engage in business practices which, in the opinion of the Board of Directors of the Company, are detrimental to the interests of the Company;

    d) fail to be available for consultation and advice after retirement from or termination of employment with the Company; or

    e) encumber or seek to encumber such Participant's interest in or benefit in this Plan.

  3. Disbursement of Forfeited Account. No Participant shall have any rights whatsoever to the balance of any forfeited account. Any forfeited balance shall reduce the Company's liability under the Plan.

B. Vesting. Distributions to all Participant/ Beneficiaries under this Plan shall be further limited to those amounts allocated to each Participant which have been vested according to the number of years such Participant shall have been continuously employed by the Company or its subsidiaries as of the end of the fiscal year in which such Participant becomes entitled to such distribution or terminates employment with the Company, whichever occurs first, and according to the following schedule:

Number of Years Employed            Percent Vested

less than 1 year                                0 percent
1 year                                         20 percent
2 years                                        40 percent
3 years                                        60 percent
4 years                                        80 percent
5 years                                       100 percent

Upon termination of employment with the Company, a Participant's aggregate account balance shall be adjusted according to the above schedule. Any non-vested balance shall reduce the Company's liability under the Plan.

C.  Payments to Participant/Beneficiary or Beneficiaries.

  1. Retirement. Upon Participant's Retirement Date, the Company, subject to the conditions and vesting provisions set forth in sections A and B of this Article VII, shall pay to the Participant/Beneficiary in approximately equal monthly installments over a ten-year period an amount equal to the Participant's aggregate account balance. The first installment must be paid within the first month after such Participant's Retirement Date, unless the Participant requests a deferral of such first payment for a period not exceeding twelve months and such deferral is approved by the Board. During each fiscal year following the first year of distributions to a Participant/Beneficiary, the allocated earnings on the remaining balance of the Participant/Beneficiary's aggregate account balance from the prior fiscal year shall be divided by twelve and paid out to the Participant/Beneficiary as equal additions to the normal monthly installments.

  2. Death. Each Participant shall designate a Beneficiary or Beneficiaries on a form to be filed with the Company. If a Participant is married when the Beneficiary designation is made and such designation is someone other than the spouse, the designation will not be valid without the written consent of the spouse. If no designation is filed with the Company or if the designated Beneficiary shall not survive such Participant, then the payments from the account of the deceased Participant shall be paid to the surviving spouse, if any, or, if none, then to the Participant's personal legal representative.

If a Participant dies while still in the Company's employ before reaching his Retirement Date, the Beneficiary or Beneficiaries named by the Participant prior to his death shall receive a life insurance death benefit in accordance with the Split-Dollar Provisions of Article VI of this Plan equal to three times the current base salary of the Participant. If the Participant's current aggregate account balance plus $250,000 is greater than the life insurance benefit, the difference shall be paid to the Beneficiary or Beneficiaries by the Company. The Participant aggregate account balance at death shall be computed as if such Participant was fully vested pursuant to paragraph B of this
Article VII. If the Participant is not an employee of the Company at the time of death or dies after retirement but before distribution of all benefits to which such Participant/Beneficiary may have been entitled, the aggregate account balance at the time of death shall be paid to the Beneficiary or Beneficiaries named by the Participant in installment payments as described in section C.1. of this Article. The first of such installment payments must be paid to the Beneficiary or Beneficiaries within three (3) months after the date of the Participant's death, if none have been paid before such death, but the first installment payment shall be paid within one (1) month after the Participant/Beneficiary's death, if payments under Article VI had already commenced prior to such death.

  3.  Disability

    a) In the event a Participant, prior to reaching such Participant's Retirement Date and still in the employ of the Company, becomes disabled so such Participant is no longer able to continue in gainful employment, the aggregate amount credited to the Participant's account as of the occurrence of the disability shall be paid to such Participant in installments pursuant to section C1 of this Article VII as if such Participant is fully vested pursuant to section B of this Article VII.

    b) Disability shall be established by the certificate of a physician selected by the Participant and approved by the Company, that the Participant, by reason of mental or physical disability, is incapable of further gainful employment. In the event the Participant becomes disabled as defined herein, and thereafter again becomes capable of gainful employment, the Participant may be reemployed by the Company on such terms and with such participation under this Agreement as the Board of Directors, in its sole discretion, shall then determine.

  4. Distribution to Minors or Incompetents. Distribution to minors or incompetents may be made by the Company, at its sole discretion, a) directly to said persons, b) to the legal guardians of said persons, or
c) to the parent of said minor. The Company shall not be required to see to the application of any such distributions so made to any of said persons and such payments shall be a full discharge of the Company's liability under this Plan.

  5. Lump Sum or Periodic Payments. Upon a Participant's termination of employment with the Company, the Board of Directors may, in its discretion, regardless of the Participant's reaching Retirement Date, allow the Participant to receive such Participant's account balance in a lump sum or in the form of periodic installments payable over any fixed or contingent period not exceeding the life expectancy of the Participant and the Participant's spouse, if any. The Board may, under these circumstances, require the repayment of such distributions if the Participant violates the terms of Article VII, section A.2.

D. Annual Contribution Limitation. The maximum annual contribution to a Participant's account under this Agreement shall be limited at each attained age to the amount which, when added to the Participant's current account balance and to the lump-sum value of the Participant's accrued pension from the Fluke Corporation Pension Plan, so as not to exceed the following percentage of the Participant's compensation.

Age Last         Percent of       Age Last          Percent of
Birthday       Compensation       Birthday        Compensation

      35               107%             49                314%
      36               115%             50                339%
      37               125%             51                366%
      38               135%             52                395%
      39               145%             53                427%
      40               157%             54                461%
      41               170%             55                498%
      42               183%             56                505%
      43               198%             57                511%
      44               214%             58                517%
      45               231%             59                521%
      46               249%             60                525%
      47               269%             61                528%
      48               291%   62 and older                531%

Compensation for purposes of this limitation shall be the average of a Participant's highest three fiscal years total of base salary, senior management variable compensation and semi-annual profit-sharing bonus (including amounts deferred into the Company's Retirement Plus program or any flexible benefit plan).


ARTICLE VIII
Provision Against Anticipation

At no time shall any Participant, or Participant/Beneficiary, have the right or power to alienate, anticipate, commute, pledge, encumber or assign any of the benefits, proceeds or avails of the funds credited to such Participant under this Agreement and no such benefits, proceeds or avails shall be subject to seizure by any creditor of the Participant, or Participant/Beneficiary, under any writ or proceedings at law or in equity.


ARTICLE IX
Termination of Employment

Nothing herein provided shall abrogate or modify in any way the Company's right to terminate the Company's employment of any Participant at any time, with or without cause.


ARTICLE X
Amendment and Termination of Agreement

A. Right to Amend and Terminate. The Board of Directors of the Company shall have the right to terminate this Plan at any time or to modify, alter or amend it in whole or in part, subject to the Company's obligations to pay all sums then credited to Participants, Participant/Beneficiaries and Beneficiaries under the terms of this Plan.

B. Termination of Plan. This Plan shall terminate upon written notice by the Board of Directors of the Company, upon complete discontinuance of contributions by the Company for a period of three (3) years, in the event of the bankruptcy or receivership of the Company or upon the dissolution or merger of the Company unless a successor to the business agrees to continue the Plan by executing an appropriate supplemental agreement. In the event that the Company is taken over by a successor who agrees to continue the Plan, the employment of any employee who is continued in the employ of such successor shall not be deemed to have been terminated or severed for any purpose hereunder.

C. Payment on Termination. Upon termination of this Plan, the aggregate account balances of all Participants then employed by the Company shall fully vest. The vested interests of all Participants, Participants/Beneficiaries and Beneficiaries of former Participants in the Supplemental Retirement Income Fund shall be distributed to them by the Company or its successors or assigns in a lump sum within one (1) month of the termination date.









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